UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 18, 2011

Molycorp, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34827	27-2301797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 843-8040

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2011, the Compensation Committee of the Board of Directors of Molycorp, Inc. (the “Company”) adopted a severance policy (the “Policy”) for senior management in certain salary grades who are not also parties to an employment agreement with the Company. The members of the Company’s senior management covered by the Policy include Ms. Ksenia A. Adams, one of the Company’s named executive officers.

Under the Policy:

•	The minimum benefit for terminations covered under the Policy is six months of the covered person’s base salary;

•	If the termination is the result of a change in control of the Company, the severance benefit will be calculated based on the covered person’s base salary and the target award for the covered person under the annual incentive plan, which target award will be pro rated to the covered person’s termination date. Under this scenario, the minimum benefit will be nine months of the covered person’s base salary plus the covered person’s pro rated target bonus;

•	The maximum benefit that a covered person could accrue under the Policy is 52 weeks of base salary;

•	Benefits under the Policy accrue at a rate of two weeks of base salary for each year of Company service; and

•	In order to accept severance benefits under the Policy, the covered person will have to sign a release of claims that includes restrictive covenants and non-solicitation and intellectual property protections for the benefit of the Company. When triggered, these restrictive covenants and other protections will be put in place for a 12-month period.

Item 8.01.	Other Events.

As previously reported, on April 1, 2011, the Company purchased a 90.023% stake in Aktsiaselts Silmet, a rare earth metal processor located in Estonia, in a transaction valued at approximately $89 million. On October 24, 2011, the Company acquired the remaining shares of Aktsiaselts Silmet, now known as Molycorp Silmet AS. The purchase price for the remaining shares of Molycorp Silmet AS was proportionately the same as the price of the original share acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

By:	/s/ Andrea G. Leider
Name: Andrea G. Leider
Title: Senior Counsel and Corporate Secretary

Date: October 25, 2011